SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 13, 2010

OMNOVA SOLUTIONS INC.

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-15147	34-1897652
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 Ghent Road Fairlawn, Ohio	44333-3300
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 869-4200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On May 13, 2010, OMNOVA Solutions Inc. announced that the Federal Trade Commission has granted its approval for the acquisition by OMNOVA of The Dow Chemical Company’s hollow sphere plastic pigment (HPP) product line. Hollow sphere plastic pigments are used primarily in paper coatings to provide gloss and opacity. Omnova will pay $2.5 million for the HPP product line. The transaction is expected to close in the next few days.

In connection with the acquisition, the companies will also terminate the RohmNova joint venture between OMNOVA and the Rohm and Haas Company. The joint venture is a marketing, sales and technical service alliance that has served the coated paper and paperboard market since 2002. The termination was necessitated by Dow Chemical’s acquisition of Rohm and Haas. Under the termination agreement, Dow will pay OMNOVA $9.7 million. Following termination of the joint venture OMNOVA will market, sell and service its products directly. OMNOVA Solutions has provided coatings and related products to the paper market for well over 50 years and continues to strengthen its paper market manufacturing, service, and new product development capabilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNOVA SOLUTIONS INC.

By:	/s/ Kristine C. Syrvalin
Name:	Kristine C. Syrvalin
Title:	Secretary
Date:	May 13, 2010